Exhibit 99.1

METRIS COMPANIES REPORTS RECEIPT OF WELLS NOTICE FROM SEC

MINNETONKA, Minn.--July 12, 2005--Metris Companies Inc. (NYSE:MXT) announced today that it has received a "Wells Notice" from the staff of the U.S. Securities and Exchange Commission (SEC or Commission) in connection with the Commission's investigation concerning the company's reporting and treatment of "Allowance for loan loss" for 2001, its valuation of "Retained interests in loans securitized" and other matters. That investigation was disclosed by Metris in August 2003.

Under the SEC's procedures, a Wells Notice indicates that the staff intends to recommend that the Commission bring a civil injunctive action against recipients for possible violations of federal securities laws. The Wells Notice also covers the company's current chief executive officer and its controller. Recipients of Wells Notices have the opportunity to respond to the SEC staff before the staff makes its formal recommendation on whether any action should be brought by the SEC.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with Direct Merchants Bank's ability to comply with its agreements with regulators regarding the safety and soundness of its operations; the effect of government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; the effects of litigation involving us and of the previously announced SEC investigation; the higher delinquency rate, credit loss rate, charge-off rate and bankruptcy rate of our target market of middle-market consumers; our high liquidity requirement; interest rate risks; competition; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; the effect of the restatement of our financial statements; the effect of changes in the credit card market as the result of recent judicial decisions with respect to MasterCard and Visa; and general economic conditions that can have a negative impact on our financial performance.

CONTACT: Metris Companies Inc., Minnetonka
Investor/Public Relations:
Jeff Grosklags, 952-525-5074
Fax: 952-358-4428

SOURCE: Metris Companies Inc.